                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

      Filed by the registrant /X/

      Filed by a party other than the registrant / /

      Check the appropriate box:

      / / Preliminary proxy statement       / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

      /X/ Definitive proxy statement

      / / Definitive additional materials

      / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                           D&N FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                           D&N FINANCIAL CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

      / / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

      / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

      / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

      (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

      (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

      (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

      (5) Total fee paid:

--------------------------------------------------------------------------------

      /X/ Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

      / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

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      (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

      (3) Filing party:

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      (4) Date filed:

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

                           D&N FINANCIAL CORPORATION
                               400 QUINCY STREET
                            HANCOCK, MICHIGAN 49930
                                 (906) 482-2700

                                  ------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 23, 1996

                                  ------------

      Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of D&N Financial Corporation ("D&N" or the "Corporation") will be held at the Franklin Square Inn located at 820 Shelden Avenue, Houghton, Michigan, on Tuesday, April 23, 1996, at 2:00 p.m. (Eastern Daylight Time). A Proxy Card and a Proxy Statement for the Meeting are enclosed. The Meeting is for the purpose of:

    I. Electing three directors of the Corporation;

   II. Approving and adopting an amendment to D&N's Certificate of Incorporation to increase the number of authorized shares of D&N common stock to 25,000,000;

  III. Ratifying the appointment of Coopers & Lybrand L.L.P. as independent auditors for the Corporation for the fiscal year ending December 31, 1996; and

  IV. Transacting such other business as may properly come before the Meeting or any adjournments or postponements thereof.

      The Board of Directors is not aware of any other business to come before the Meeting. Any action may be taken on any one of the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Stockholders of record at the close of business on March 11, 1996 will be entitled to vote the number of shares held of record in their names on that date.

      A complete list of stockholders entitled to vote at the Meeting will be available for examination by any stockholder for any purpose relevant to the Meeting between 8 a.m. and 5 p.m. on working days at the 901 W. Sharon Avenue, Suite 1, Houghton, Michigan office of D&N Bank, for a period of ten days prior to the Meeting.

      You are requested to fill in and sign the enclosed form of proxy which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                         By Order of the Board of Directors
                                         LINDA K. KORPELA
                                         LINDA K. KORPELA
                                         Corporate Secretary
Hancock, Michigan

March 25, 1996


IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE CORPORATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A
SELF-ADDRESSED, POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                PROXY STATEMENT
                                       OF
                           D&N FINANCIAL CORPORATION
                               400 QUINCY STREET
                            HANCOCK, MICHIGAN 49930
                                 (906) 482-2700

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 23, 1996


      This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of D&N Financial Corporation, a Delaware corporation ("D&N" or the "Corporation"), for use at its 1996 Annual Meeting of Stockholders to be held on Tuesday, April 23, 1996, at 2:00 p.m. (Eastern Daylight Time), at the Franklin Square Inn located at 820 Shelden Avenue, Houghton, Michigan, and at any adjournment or postponement thereof (the "Meeting"). This Proxy Statement and the accompanying Notice of Meeting and Proxy Card are first being mailed to stockholders of the Corporation on or about March 25, 1996. Certain of the information provided herein relates to D&N Bank (the "Bank"), a wholly owned subsidiary of the Corporation.


      Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments or postponements thereof. Proxies may be revoked by written notice to Linda K. Korpela, Secretary of the Corporation, 400 Quincy Street, Hancock, Michigan 49930 or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting. A proxy will not be voted if a stockholder attends the Meeting and votes in person. A proxy may be revoked by a stockholder who attends the Meeting by notice to the Secretary of the Corporation of the stockholder's decision to terminate his or her proxy prior to any vote being taken. Proxies solicited on behalf of the Board of Directors of the Corporation will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted "FOR" the proposals set forth in this Proxy Statement for consideration at the Meeting.

      Proxies marked as abstaining will be treated as present for purposes of determining a quorum at the Meeting, and will be counted as present and entitled to vote on any matter as to which abstention is indicated. Proxies returned by brokers as "non-votes" on behalf of shares held in street name, because the beneficial owners' discretion has been withheld as to one or more matters on the agenda for the Meeting, will be treated as present for purposes of determining a quorum for the Meeting, but will not be counted as voting on any matter as to which a non-vote is indicated on the broker's proxy.

VOTE REQUIRED FOR APPROVAL OF PROPOSALS

      Directors shall be elected by a plurality of the shares present in person or represented by proxy at the Meeting and entitled to be voted on the election of directors.

      Approval of the proposal to amend the Corporation's Certificate of Incorporation requires the affirmative vote of the holders of at least a majority of the shares entitled to be voted at the Meeting.

      Approval of the ratification of Coopers & Lybrand L.L.P. as auditors for the Corporation for the fiscal year ending December 31, 1996 requires the affirmative vote of the holders of at least a majority of the shares actually voted on such proposal.

VOTING SECURITIES AND CERTAIN HOLDERS THEREOF


      Stockholders of record as of the close of business on March 11, 1996 will be entitled to one vote for each share then held. As of such date, there were 6,817,226 shares of common stock (the "Common Stock") outstanding and entitled to vote.

      Set forth below is certain information as of March 11, 1996, as to (i) those persons who were known by the Corporation to own beneficially more than 5% of the Common Stock of the Corporation and (ii) as to the shares of Common Stock beneficially owned by the executive officers named below and all directors and executive officers as a group:


                                                                   AMOUNT AND NATURE OF      PERCENT OF
             NAME AND ADDRESS OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP        CLASS
--------------------------------------------------------------     --------------------      ----------
Value Partners, Ltd. .........................................            403,720(1)            5.86
  c/o Fisher Ewing Partners
  2200 Ross Avenue, Suite 4600 West
  Dallas, Texas 75201
George J. Butvilas, President
  and Chief Executive Officer.................................            193,538(2)            2.77
  D&N Financial Corporation and D&N Bank
Alan R. Giever, Executive Vice President
  and Chief Lending Officer(3)................................             55,288(2)            0.81
  D&N Bank
Kenneth R. Janson, Executive Vice President,
  Chief Financial Officer and Treasurer.......................             28,999(2)            0.42
  D&N Financial Corporation and D&N Bank
Alfred J. Sliwinski, Executive Vice President/
  Community Banking...........................................             45,384(2)(4)         0.66
  D&N Bank
All directors and executive officers as a group (16
  persons)(5).................................................            711,802(6)            9.90



---------------
(1) The above information regarding beneficial ownership by Value Partners, Ltd. ("VP") is as reported by them as of December 30, 1993 in a Schedule 13-D dated January 7, 1994 under the Securities Exchange Act of 1934. VP reported sole voting and sole dispositive power as to 403,720 shares (including currently exercisable warrants without voting power for 74,780 shares) and shared voting and shared dispositive power as to no shares. VP is a limited partnership whose principal business is that of a private investment partnership, along with Fisher Ewing Partners ("FEP"), a general partnership and the general partner of VP. Richard W. Fisher and Timothy G. Ewing are the general partners of FEP and Mr. Fisher is the Managing General Partner of FEP. FEP and Messrs. Ewing and Fisher also may be deemed to possess sole voting and sole dispositive power as to the 403,720 shares beneficially owned by VP.

(2) Includes for Messrs. Butvilas, Giever, Janson and Sliwinski, respectively, 175,444, 9,926, 23,256 and 36,888 shares subject to options granted under D&N's Amended and Restated Stock Option and Incentive Plan (the "Stock Option Plan") that are exercisable within 60 days of March 11, 1996 and for Mr. Butvilas, 60 warrants that are currently exercisable.

(3) During the fiscal year ending December 31, 1995, Mr. Giever ceased being an executive officer of the Bank.

(4) Mr. Sliwinski has disclaimed beneficial ownership over 183 shares of D&N Common Stock.

(5) Includes directors and executive officers of the Corporation and the Bank as of March 11, 1996.

(6) In addition to shares held directly, this amount includes restricted stock and 334,678 shares subject to options exercisable within 60 days of March 11, 1996 granted under the Corporation's stock option plans and 37,987 warrants which are currently exercisable. Also included are shares allocated under the D&N Bank 401(k) Plan, shares held in retirement accounts or by certain family members, over which shares the respective directors and officers may be deemed to have shared voting and investment powers. However, 1,853 of these shares have been disclaimed for such purposes.

                      PROPOSAL I -- ELECTION OF DIRECTORS

      Approximately one-third of the Corporation's Board of Directors is elected annually.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE THREE NOMINEES PROPOSED BY YOUR BOARD OF DIRECTORS.

INFORMATION REGARDING DIRECTORS

      Since the April 25, 1995 Annual Meeting of Stockholders, the number of directors was increased from 7 to 8 pursuant to action taken at the September 25, 1995 Board of Directors meeting, and B. Thomas M. Smith, Jr. was appointed to fill the vacancy until the Meeting. In addition, on January 22, 1996 the Board of Directors of the Corporation increased the number of directors from 8 to 9 effective with the Corporation's merger with Macomb Federal Savings Bank which is expected to be effective during the first half of 1996.


      The table below sets forth certain information regarding the composition of the Corporation's Board of Directors, including terms of office. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Meeting for the election of the nominees listed below. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve if elected. There are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. Except for Messrs. Smith and Butvilas who beneficially own approximately 3.45% and 2.77%, respectively, of the outstanding shares of the Corporation's Common Stock including warrants and options exercisable within 60 days of March 11, 1996, no director of the Corporation owned in excess of one percent of the total outstanding shares of the Corporation's Common Stock at March 11, 1996.



                                                                   DIRECTOR OF                  SHARES OF COMMON
                                           POSITIONS HELD          CORPORATION    TERM           STOCK/WARRANTS
                                         IN THE CORPORATION          OR BANK       TO       BENEFICIALLY OWNED AS OF
            NAME              AGE           AND THE BANK              SINCE      EXPIRE        MARCH 11, 1996(1)
----------------------------  ---    ---------------------------   -----------   ------     ------------------------
                                                      NOMINEES
George J. Butvilas..........  50     Director, President and           1990       1999      193,478(2)/60
                                     Chief Executive Officer of
                                     the Corporation and the
                                     Bank
B. Thomas M. Smith, Jr. ....  61     Director of the Corporation       1995       1999      203,452/33,122
                                     and the Bank
Thomas J. St. Dennis .......  40     Director of the Corporation       1991       1999      7,925(2)/289
                                     and the Bank
                                           DIRECTORS CONTINUING IN OFFICE
Joseph C. Bromley...........  67     Director of the Corporation       1980       1997      9,015/825
                                     and the Bank
Sharon A. Reese Dalenberg...  51     Director of the Corporation       1994       1997(3)   1,660/0
                                     and the Bank
Peter Van Pelt..............  63     Director of the Corporation       1988       1997      9,094(2)/402
                                     and the Bank
Randolph P. Piper...........  47     Director of the Corporation       1982       1998      18,011(2)(4)/1,489
                                     and the Bank
Kenneth D. Seaton...........  66     Director and Chairman of          1964       1998      48,804(2)/1,800
                                     the Board of the
                                     Corporation and the Bank

---------------
(1) Includes shares held directly, as well as restricted stock and shares subject to options exercisable within 60 days of March 11, 1996 granted under the Corporation's stock option plans, warrants which are currently exercisable, shares allocated under the D&N Bank 401(k) Plan and shares held in retirement accounts or by certain members of the named individuals' families. To the extent that restricted stock is held pursuant to the Tandem Restricted Stock/Stock Option Program under the Stock Option Plan, these shares are included in this total and the related tandem options are not so included.

(2) Includes shares subject to options which are exercisable within 60 days of March 11, 1996: George J. Butvilas, 175,444; Randolph P. Piper, 4,000; Kenneth D. Seaton, 3,775; Thomas J. St. Dennis, 4,000; and Peter Van Pelt, 4,000.

(3) The Office of Thrift Supervision ("OTS") extended an exemption from the Depository Institution Management Interlocks Act until July 26, 1997.

(4) 1,670 of these shares have been disclaimed for beneficial ownership purposes.

      The business experience of each of the directors during the last five years is as follows:

      George J. Butvilas. Mr. Butvilas joined D&N as President in May 1990. He was named Chief Executive Officer of the Bank in 1991 and Chief Executive Officer of the Corporation in 1992. Prior to joining D&N, he had over 16 years experience as a commercial and community banker, most recently as Executive Vice President and Director of Boulevard Bancorp, Inc. of Chicago, Illinois.

      B. Thomas M. Smith, Jr. Mr. Smith has been a consultant for ITT Corporation, a multi-national conglomerate headquartered in New York, since January 1996. Prior to that, he served as Vice President and Director of Corporate Purchasing for ITT.

      Thomas J. St. Dennis. Mr. St. Dennis is an attorney and President of St. Dennis Development, Inc., a home building and land development corporation. He also holds a real estate broker's license and is managing officer of Independent Realty Group. Mr. St. Dennis was General Counsel, Chief Operating Officer and Secretary of de novo chartered Sterling Savings Bank, FSB (now known as Sterling Bank and Trust) in Southfield, Michigan from 1984 to 1990.

      Joseph C. Bromley. Mr. Bromley has been associated with Churchill Transportation, Inc. of Detroit, Michigan, a 48-state truck load carrier, since October 1990 and presently serves as its Executive Vice President and Treasurer. Prior to that, he had been Director, President, Chief Executive Officer and majority stockholder of Regency Motor Freight, Inc. in Detroit, Michigan, a common carrier trucking firm. Mr. Bromley was a Director of First Farmington Savings and Loan Association from 1959 until its merger with the Bank in 1980.

      Sharon A. Reese Dalenberg ("Ms. Reese"). Ms. Reese is founder and has been President of The Astor Group of Chicago, Illinois since 1978, which is a management consulting firm specializing in all aspects of human resource training and management development with Fortune Five Hundred and Fifty firms. Ms. Reese is President and CEO of Continental Courier, Inc., a courier service provider in the Chicago metropolitan area. She also serves as a member of the Board of Directors for Standard Federal Bank in Chicago, Illinois.

      Peter Van Pelt. Mr. Van Pelt has served as the manager of North Wind Books (and its predecessor business, The Museum Shop) of Eagle Harbor, Michigan since January 1994. In addition, he has been an independent management consultant since August 1990. He also served as President of Runzheimer International of Rochester, Wisconsin, a specialized management consulting firm.

      Randolph P. Piper. Mr. Piper has been an attorney-at-law in Flint, Michigan for over 22 years. He was a Director of First Federal Savings and Loan Association of Flint from 1979 until its merger with the Bank in 1982.

      Kenneth D. Seaton. Mr. Seaton has been Chairman of the Board of the Corporation since its formation in 1988 and served as its Chief Executive Officer from 1988 to 1992. He was Chief Executive Officer of the Bank from 1968 to 1991. He joined the Bank in 1957 and had been an executive officer since 1962.

BOARD OF DIRECTORS MEETINGS, COMPENSATION AND COMMITTEES

      The Board conducts its business through meetings of the Board and through the activities of its committees. The Board of Directors of the Corporation held 11 meetings during 1995. No incumbent director of the Corporation attended fewer than 95% of the total meetings of the Board of Directors and committees on which such director served during this period. The Corporation has standing Audit, Compensation, Stock Option and Executive Committees.

      The Corporation has no standing nominating committee. The full Board of Directors acts as a nominating committee for the annual selection of its nominees for election as directors. During fiscal year 1995, the Board of Directors acting as a nominating committee met two times. While the Board of Directors will consider nominees recommended by stockholders, it has neither actively solicited nominations nor established any procedures for this purpose outside of the requirements of the Bylaws of the Corporation.

      The Bank, as the principal subsidiary of the Corporation, has certain standing committees of its Board of Directors. These committees consist of the Asset/Liability, Audit, Community Responsibility, Compensation, Executive and Loan Committees. The Bank's Board of Directors is comprised of the same individuals who currently serve on the Board of Directors of the Corporation. During fiscal year 1995, the Board of Directors of the Bank held 11 meetings. No incumbent director of the Bank attended fewer than 91% of the total meetings of the Board of Directors and committees on which such director served during this period.

      During fiscal year 1995, directors received $8,500 per annum, payable monthly; the chairpersons of the Board's Asset/Liability, Audit, Community Responsibility, Compensation and Loan Committees received additional compensation of $50 per month; and the Chairman of the Board received additional compensation of $750 per month. In addition, directors received a fee of $325 per day for attendance at meetings of the Board of Directors and a fee of $325 for attendance at Board committee meetings. These are the total fees paid for representation on both the Corporation and the Bank Boards of Directors and are allocated pursuant to a cost allocation agreement between the Corporation and the Bank. A separate attendance fee is not received for a Corporation Board or committee meeting if a fee is received for a meeting of the Bank Board or parallel Bank committee held on the same day. Directors who are full-time employees of the Corporation or the Bank did not receive the Board meeting or committee meeting attendance fees. In January 1995, three non-employee directors who were not members of the Stock Option Committee were each granted 12,000 non-qualified stock options pursuant to the 1994 Management Stock Incentive Plan with an exercise price equal to the fair market value of D&N Common Stock on the date of grant. Effective January 1, 1996, the Board meeting and committee meeting attendance fees were increased from $325 to $400.

      Set forth below is a list of the principal committees formed by the Board of Directors of the Corporation and the Bank and members of those committees.

      Asset/Liability Committee. The Asset/Liability Committee is responsible for monitoring the Bank's exposure to interest rate risk in conjunction with credit, operational and liquidity risks as they affect net interest income, capital and return on equity and other aspects of asset/liability management. Directors St. Dennis, Piper, Smith and Van Pelt currently compose the Asset/Liability Committee. This committee met four times during fiscal year 1995.

      Audit Committee. The Audit Committee meets with the Corporation's independent auditors and oversees the internal audit functions of the Corporation and the Bank. The Audit Committee currently is composed of Directors Piper, Reese, Smith and Van Pelt. The Corporation Audit Committee met four times and the Bank Audit Committee met four times during fiscal year 1995.

      Community Responsibility Committee. The Community Responsibility Committee is responsible for ensuring that an affirmative effort is made by the Bank to meet the banking and financial needs within its communities, with an understanding of cultural diversity. The Community Responsibility Committee currently is composed of Directors Reese, Piper, Smith and Van Pelt. The Community Responsibility Committee met four times during fiscal year 1995.

      Compensation Committee. The Compensation Committee is responsible for reviewing and recommending to the Board of Directors senior officers' salaries, other compensation and benefit programs and other aspects of personnel matters. Directors Bromley, Reese and Van Pelt currently compose the Compensation Committee. The Corporation Compensation Committee met four times and the Bank Compensation Committee met four times during fiscal year 1995.

      Executive Committee. The Executive Committee is authorized to exercise all of the authority of the Board of Directors in the management of the Corporation and the Bank between Board meetings, unless otherwise provided for in the Bylaws of such entities. The Executive Committee currently is composed of Directors Butvilas, Bromley, Seaton and St. Dennis. The Executive Committee did not meet during fiscal year 1995.

      Loan Committee. The Loan Committee is responsible for monitoring the credit risk and other aspects of the Bank's lending operations. Members of the committee currently are Directors St. Dennis, Piper and Seaton. This committee met eleven times during fiscal year 1995.

      Stock Option Committee. The Stock Option Committee is responsible for administering the Corporation's stock option plans. Current members of the committee are Directors Bromley and Reese. This committee met two times during fiscal year 1995.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table sets forth information concerning the compensation paid or granted to the Corporation's Chief Executive Officer and to each of the most highly compensated other executive officers of the Corporation and the Bank whose aggregate cash compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE


                                                                                    LONG TERM COMPENSATION
                                                                              -----------------------------------
                                                                                       AWARDS             PAYOUTS
                                                                              ------------------------    -------
                                              ANNUAL COMPENSATION                           SECURITIES
                                      ------------------------------------    RESTRICTED    UNDERLYING
                                                              OTHER ANNUAL      STOCK        OPTIONS/      LTIP       ALL OTHER
     NAME AND PRINCIPAL                SALARY       BONUS     COMPENSATION     AWARD(S)        SARS       PAYOUTS    COMPENSATION
          POSITION            YEAR      ($)          ($)          ($)            ($)           (#)          ($)          ($)
----------------------------  ----    --------      ------    ------------    ----------    ----------    -------    ------------
George J. Butvilas..........  1995    $248,500(1)        0          0              0               0         0         $  5,270(3)
  President and Chief         1994     207,544(1)        0          0              0               0         0            5,208(3)
  Executive Officer           1993     207,544(1)        0          0              0          78,444         0            4,878(3)
Alan R. Giever(2)...........  1995    $125,057      $7,600          0              0               0         0         $ 14,798(3)
  Executive VP and Chief      1994     122,008           0          0              0               0         0            3,984(3)
  Lending Officer             1993     122,008           0          0              0          21,835         0            1,626(3)
Kenneth R. Janson...........  1995    $106,968      $6,800          0              0               0         0         $  3,568(3)
  Executive VP, Chief         1994     100,000           0          0              0               0         0            3,352(3)
  Financial Officer           1993     101,383           0          0              0          10,756         0            2,839(3)
  and Treasurer
Alfred J. Sliwinski.........  1995    $ 95,559      $5,000          0              0               0         0         $  3,190(3)
  Executive VP/Community      1994      86,029           0          0              0               0         0            2,953(3)
  Banking                     1993      86,029           0          0              0          17,388         0            2,609(3)


---------------
(1) Includes annual fees received as a director; no meeting or committee fees were received.


(2) Prior to the end of fiscal 1995, Mr. Giever ceased being an executive officer of the Bank.

(3) Represents employer matching contribution under the D&N Bank 401(k) Plan, life insurance premiums paid by the Corporation and lump sum earned vacation pay for Mr. Giever as follows:


                                                      YEAR      401(K)      LIFE INS.      VACATION
                                                      ----      ------      ---------      --------
    Butvilas.......................................   1995      $4,620        $ 650        $      0
                                                      1994       4,619          589               0
                                                      1993       4,386          492               0
    Giever.........................................   1995      $3,751        $ 365        $ 10,682
                                                      1994       3,660          324               0
                                                      1993       1,361          265               0
    Janson.........................................   1995      $3,208        $ 360        $      0
                                                      1994       2,999          353               0
                                                      1993       2,542          297               0
    Sliwinski......................................   1995      $2,866        $ 324        $      0
                                                      1994       2,647          306               0
                                                      1993       2,318          291               0

      The following table sets forth certain information concerning the number and value of stock options and SARs at December 31, 1995 held by the named executive officers.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                                    NUMBER OF SECURITIES                  VALUE OF
                                                                         UNDERLYING                     UNEXERCISED
                                                                        UNEXERCISED                     IN-THE-MONEY
                                                                      OPTIONS/SARS AT                 OPTIONS/SARS AT
                                                                         FY-END(#)                       FY-END($)
                       SHARES ACQUIRED                          ----------------------------    ----------------------------
        NAME           ON EXERCISE(#)     VALUE REALIZED($)     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
--------------------   ---------------    ------------------    -----------    -------------    -----------    -------------
Butvilas............             0                  N/A           175,444            0            $600,914           $0
Giever..............        15,000             $113,437            33,835            0            $147,413           $0
Janson..............           800             $  4,700            23,256            0            $ 99,635           $0
Sliwinski...........         2,000             $ 12,000            36,888            0            $158,235           $0

EMPLOYMENT CONTRACTS

      The Bank has an employment contract with the President and Chief Executive Officer of the Bank and the Corporation, Mr. Butvilas, which expires in May 1998.

      The employment contract provides for a salary as determined by the Board of Directors. Salary increases may be reviewed at least annually and are subject to the sole discretion of the Board of Directors, except that any new salary must not be less than the employee's prior year's salary. The contract also provides for, among other things, participation in an equitable manner in employee benefits applicable to executive personnel.

      This contract provides for termination upon the employee's death, for cause or in certain events as specified by OTS regulations. The contract is terminable by Mr. Butvilas upon 90 days notice to the Bank. Mr. Butvilas' contract also provides for a severance payment up to the remaining amount under his contract term with a minimum payment of 200% of his annual salary in the event of an involuntary termination or other specified circumstances in connection with a change of control or within one year thereafter, provided that the employee is not thereafter employed by the purchasing entity. Change of control means the acquisition of 25% or more of voting securities of the Bank or the Corporation by any person or persons acting as a group within the meaning of
Section 13(d) of the Securities Exchange Act of 1934.

PENSION PLAN

      The Bank's employees are included in a pension plan. Separate actuarial valuations are not made for individual members of the plan. The non-contributory, defined benefit retirement plan covers substantially all employees and provides for monthly retirement benefits based on the employee's base compensation and years of service. Pension costs and funding include normal costs and amortization of unfunded prior service costs over periods as prescribed by federal law. During fiscal year 1995, the Plan was overfunded, resulting in no required contributions. The Bank terminated the pension plan on September 15, 1995 subject to regulatory approval.

      The table below illustrates estimated annual normal retirement benefits payable upon retirement, based upon various levels of compensation and years of service at normal retirement date and assuming payment in the form of a straight line annuity.

                           PENSION PLAN TABLE (1)(2)


                                                          YEARS OF SERVICE
                             ---------------------------------------------------------------------------
     REMUNERATION(3)           15               20               25               30              35(4)
--------------------------   -------          -------          -------          -------          -------
$125,000..................   $33,900          $45,200          $56,500          $67,800          $67,800
 150,000(5)...............    41,400           55,200           69,000           82,800           82,800
 175,000..................    41,400           55,200           69,000           82,800           82,800
 200,000..................    41,400           55,200           69,000           82,800           82,800
 225,000..................    41,400           55,200           69,000           82,800           82,800
 250,000..................    41,400           55,200           69,000           82,800           82,800


---------------

(1) Payable in the normal form of payment which is a life annuity (joint and 66 2/3% to surviving spouse). For 1996, the maximum annual Social Security amount is $15,016. The formula under the plan is offset for Social Security. As a result, the above table reflects this offset.

(2) Maximum annual normal retirement benefit (TEFRA limitation of $120,000 in 1996).

(3) Compensation shall mean the remuneration paid to an employee by the employer for services rendered to the employer during a Plan Year in which he/she was an active participant.

(4) Maximum normal retirement benefit is earned after 30 years of service.

(5) Maximum compensation for normal retirement benefit calculations is $150,000.

      Messrs. Butvilas, Giever, Janson and Sliwinski have approximately 5 years, 4 years, 7 years and 18 years, respectively, of benefit service under the pension plan as of January 1, 1996.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee (the "Committee") is composed of three non-employee directors. The Committee is responsible for overseeing all compensation policies of the Corporation and the Bank (the "Company"), and recommending to the full Board of Directors actions governing executive officer salaries, and annual and long-term incentive plans. Described below is an accounting of those actions taken by the Committee regarding executive officer and CEO compensation in 1995.

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

      As in prior years, the Committee's principal philosophy is to integrate compensation consideration with the execution of the Company's strategic plan, to ensure Company performance results and stockholder return. This is accomplished by providing both short-term and long-term incentives that reward achievement of the

Company's performance goals and business plans. Assessments of both individual and corporate performance are made within a framework, where the executive shares compensation risk and reward, relative to results achieved.

      It is also the objective of the Committee, in its compensation policies, to attract and recruit quality professional talent, encourage stock ownership by senior management in the Company, and ensure that executive compensation is competitive to industry peer institutions. The Committee continues to use independent compensation survey information from national and regional financial research organizations that report compensation practices and salary levels for various executive positions at comparable size financial institutions. It is the Committee's philosophy to provide executive base compensation that is competitive to other regional financial institutions' median base salary levels. During 1995, the executive officers met their short-term stock ownership targets, and were on track to achieving their longer-term target of stock ownership equivalent to 100% of annual salary.

      During 1995, the Committee recommended, and the Board adopted, an annual incentive plan and a long-term incentive formula, which is administered under the stockholder-approved 1994 Management Stock Incentive Plan. Both the annual and long-term incentives are directed toward the achievement of the Company's annual earnings goal. Additionally, the short-term plan incorporates consideration of several financial and individual performance measures that are integral to the Company's strategic business plan. As designed, both plans reinforce a direct relationship between compensation and return to the stockholders.

ANNUAL INCENTIVE AWARDS

      Short-term cash awards are made to the executive officers based upon the achievement of both corporate and individual performance measures. All executive officers share the same corporate goals, which are based on earnings. Each executive officer has different individual performance targets and weighting factors between corporate, financial and individual goals. The corporate performance level is determined by actual percent of goal achievement in excess of 100%. Failure to reach 100% corporate performance results in no incentive being paid, despite the achievement of the individual performance goals. To encourage progressive results in excess of performance goals, no performance ceilings are established but payment amounts are subject to a maximum percent of salary target.

LONG-TERM INCENTIVE AWARDS


      Long-term stock option awards under the control of the stockholder-approved 1994 Management Stock Incentive Plan are designed to increase long-term stockholder value. The Committee utilizes a formula with respective target stock option award levels based upon grants to banking executives at financial institutions of similar size as D&N. Award payouts are subject to the achievement of Return on Average Assets and Return on Average Equity targets each year as delineated in the Company's business plan. Minimum key ratios including tangible capital, loan loss reserve/total loans, and non-performing assets/tangible capital and loan loss reserve must also be met for an award payout. Options are granted at the fair market value of D&N Common Stock on the date of grant which is ninety days following the end of the fiscal year in which all performance criteria have been met. One third of the options are exercisable immediately, with one third each vesting on the first and second anniversaries of the grant date.


CEO COMPENSATION DISCUSSION


      The basis for the Committee's determination of Mr. Butvilas' compensation in 1995 included his continued effectiveness in leading the Company to a higher level of profitability. Mr. Butvilas' base salary was adjusted to bring his salary more in line with the competitive market rate for his position, and to retain his leadership with the Company. The Committee's principal consideration in evaluating Mr. Butvilas' performance in 1995 was his ability to achieve the core profitability goals of the Company. Mr. Butvilas has continued to lead the Company in improved ROAA and ROAE performance as evident by the five-year Performance Chart on page 11. Mr. Butvilas' 1995 performance further resulted in expansion by the Company into new and lucrative markets, and the reduction of non-performing assets. In 1995 the Committee recommended the adoption of a non-qualified supplemental retirement plan for Mr. Butvilas, to compensate him for benefits lost as a result of monetary ceilings applicable to the 401(k) Plan. In 1995 the Committee also executed a new three year employment contract with Mr. Butvilas to secure his continuance with the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      In accordance with Item 404 of SEC Regulation S-K, no interlock relationships existed by the Committee members. Furthermore, no member of the Committee is a former or current officer or employee of the Corporation or any of its subsidiaries.

      The foregoing report has been furnished by the Compensation Committee of the Board of Directors.

                                           Joseph C. Bromley, Chairman
                                           Sharon A. Reese Dalenberg
                                           Peter Van Pelt

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock against the cumulative total return of Media General's Composite S&L Index ("MG Group Index") and the NASDAQ Market Index for the period of five years commencing January 1, 1991 and ending December 31, 1995.

                       COMPARISON OF FIVE-YEAR CUMULATIVE
                    TOTAL RETURN AMONG D&N FINANCIAL CORP.,
                     NASDAQ MARKET INDEX AND MG GROUP INDEX

      MEASUREMENT PERIOD            D&N FI-        MG GROUP      NASDAQ MARKET
    (FISCAL YEAR COVERED)        NANCIAL CORP.       INDEX           INDEX
1990                                       100             100             100
1991                                    186.36          161.52          128.38
1992                                    300.00          214.43          129.64
1993                                    281.82          265.89          155.50
1994                                    272.73          254.68          163.26
1995                                    440.91          403.39          211.77

        ASSUMES $100 INVESTED ON JANUARY 1, 1991
        ASSUMES DIVIDENDS REINVESTED
        FISCAL YEAR ENDING DECEMBER 31

CERTAIN TRANSACTIONS

      The Corporation, through the Bank, has followed a policy of granting to its executive officers, directors and principal stockholders consumer loans as well as mortgage loans for purposes of purchasing or repairing their residences. These loans are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with nonaffiliated persons. It is the belief of management that these loans neither involve more than the normal risk of collectability nor present other unfavorable features.

      All loans by the Bank to its directors and executive officers are subject to OTS regulations restricting loans and other transactions with affiliated persons of the Bank. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 prohibits a savings association from making loans to its directors and executive officers at favorable rates or on terms not comparable to those available to the general public. As a result, there were no loans outstanding at December 31, 1995 to any directors or executive officers of the Corporation or the Bank that were made at preferential rates or terms.

                    PROPOSAL II -- APPROVAL OF AMENDMENT TO
                       D&N'S CERTIFICATE OF INCORPORATION


      D&N is currently authorized to issue 10,000,000 shares of D&N Common Stock. As of March 11, 1996, 6,838,682 shares of D&N Common Stock were issued and outstanding. On that date, 998,918 shares were reserved for issuance in connection with the exercise of outstanding warrants and 1,300,452 shares were reserved for issuance pursuant to D&N's stock option plans. In addition, the Corporation has reserved 765,000 shares for issuance to Macomb Federal Savings Bank's stockholders pursuant to a merger agreement. After the issuance of additional shares pursuant to the exercise of stock options and warrants and the exchange of shares pursuant to the Macomb merger agreement, D&N would have approximately 96,900 authorized shares of Common Stock left for issuance in the future. As a result, the D&N Board of Directors has unanimously approved the proposed amendment to increase the number of authorized shares of D&N Common Stock from 10,000,000 to 25,000,000.


      The D&N Board believes that the authorization of additional shares of D&N Common Stock is advisable to provide D&N with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions or for other purposes including, without limitation, stock splits and stock dividends in appropriate circumstances. There are, at present, no plans, understandings, agreements or arrangements other than as discussed above concerning the issuance of additional shares of D&N Common Stock.


      Uncommitted authorized but unissued shares of D&N Common Stock may be issued from time to time to such persons and for such consideration as the D&N Board may determine, and holders of the then outstanding shares of D&N Common Stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law, the rules and policies of the NASDAQ Stock Market and the judgment of the D&N Board regarding the submission of such issuance to a vote of the D&N stockholders. D&N stockholders have no preemptive rights to subscribe for newly issued shares. Some of these potential uses may decrease certain per share financial measures for a period of time and may diminish a shareholder's percentage voting power in the Corporation.


      Moreover, it is possible that additional shares of D&N Common Stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in D&N more difficult, time-consuming or costly or to otherwise discourage an attempt to acquire control of D&N. Under such circumstances, the availability of authorized and unissued shares of D&N Common Stock may make it more difficult for stockholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of D&N by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the D&N Board in opposing such an attempt by a third party to gain control of D&N or could also be used to dilute ownership of a person or entity seeking to obtain control of D&N. Although D&N does not currently contemplate taking such action, shares of D&N Common Stock could be issued for the purposes and effects described above and the D&N Board reserves its rights (if consistent with its fiduciary responsibilities) to issue such stock for such purposes.

      The D&N Board believes that the proposed increase in the number of authorized shares of D&N Common Stock will provide the flexibility needed to meet corporate objectives and is in the best interests of D&N and its stockholders.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF D&N COMMON STOCK TO 25,000,000.

            PROPOSAL III -- RATIFICATION OF APPOINTMENT OF AUDITORS

      The Corporation's independent auditors are Coopers & Lybrand L.L.P., certified public accountants. At the Meeting, the stockholders will consider and vote on the ratification of the appointment of independent auditors for the Corporation's fiscal year ending December 31, 1996. The Board of Directors has engaged Coopers & Lybrand L.L.P. to be its auditors subject to ratification by the Corporation's stockholders.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE CORPORATION'S AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996.

                             STOCKHOLDER PROPOSALS

      In order to be eligible for inclusion in the Corporation's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at D&N's main office, 400 Quincy Street, Hancock, Michigan 49930, no later than November 28, 1996. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

                            SOLICITATION OF PROXIES

      The cost of solicitation of the proxies will be borne by the Corporation. The Corporation has retained the services of Regan & Associates, Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. Such firm will receive a fee of approximately $3,000 for such services plus reimbursement for reasonable out-of-pocket expenses. Under certain circumstances, additional fees may be paid to Regan & Associates, Inc. In addition to solicitations by mail, the directors and certain officers and regular employees of the Corporation and Bank may solicit proxies personally and/or by use of telecommunications equipment, without additional compensation. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to and obtaining proxy materials from the beneficial owners of Common Stock.

                                 OTHER MATTERS

      The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment and vote the proxies to the extent permitted by law.

                                         By Order of the Board of Directors

                                         LINDA K. KORPELA
                                         LINDA K. KORPELA
                                         Corporate Secretary

Hancock, Michigan

March 25, 1996

                                The Directors and Officers of

                                         [D&N LOGO]

                             cordially invite you to attend our
                             1996 Annual Meeting of Stockholders
                             Tuesday, April 23, 1996, 2:00 p.m.
                                     Franklin Square Inn
                                     820 Shelden Avenue
                                     Houghton, Michigan

                                          IMPORTANT
                  Please complete both sides of the PROXY CARD, sign, date,
                         detach and return in the enclosed envelope.

                                                                                          DETACH ATTENDANCE CARD HERE
                       DETACH PROXY CARD HERE                                             AND MAIL WITH PROXY CARD

-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF NOT OTHERWISE SPECIFIED
         ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED AND FOR PROPOSALS
         II AND III. THE UNDERSIGNED REVOKES ALL PROXIES HERETOFORE GIVEN TO VOTE AT SUCH MEETING
         AND ALL ADJOURNMENTS OR POSTPONEMENTS.
                                        Dated:
                                               ---------------------------------------------------

                                               ---------------------------------------------------

                                               ---------------------------------------------------
                                                                     (Please sign here)

         Please sign your name as it appears above. If executed by a corporation, a duly authorized officer should sign. Executors, administrators, attorneys, guardians and trustees should so indicate when signing. If shares are held jointly, at least one holder must sign.

                                                                                           D&N FINANCIAL
                                                                                           CORPORATION

                                                                                           If you plan to personally attend the
                                                                                           Annual Meeting of Stockholders, please
                                                                                           check the box below and list names of
                                                                                           attendees on reverse side.
                                                                                           Return this stub in the enclosed
                                                                                           envelope with your completed proxy card.

                                                                                           I/We do plan to attend
                                                                                           the 1996 Meeting.         / /

   NAMES OF PERSONS ATTENDING

   ---------------------------

   ---------------------------

   ---------------------------

   ---------------------------
                          REVOCABLE PROXY                       D&N FINANCIAL
                          CORPORATION
                          The Stockholder whose signature appears hereon appoints the Board of Directors of D&N
                          Financial Corporation (the "Corporation") with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Franklin Square Inn located at 820 Shelden Avenue, Houghton, Michigan, on Tuesday, April 23, 1996, at 2:00 p.m. (Eastern Daylight Time) and at any and all adjournments or postponements thereof, with all the powers the Stockholder would possess if personally present, upon the proposals set forth below and, in their discretion, upon any other business that may properly come before said Meeting.

                          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED BELOW AND FOR PROPOSALS
                          II AND III.

 I.  Election of Directors:    George J. Butvilas                 FOR               WITHHELD
                               B. Thomas M. Smith, Jr.
                               Thomas J. St. Dennis            ---------          ------------

                                                               ---------          ------------

                                                               ---------          ------------

II.  Approval of the proposal to amend the
     Certificate of Incorporation to increase the
     number of authorized shares of D&N Common
     Stock to 25,000,000.
        FOR                                     AGAINST                                     ABSTAIN
           -----------------------------------         -----------------------------------          --------------------------------

III.  Ratification of the appointment of Coopers &
      Lybrand L.L.P. as independent auditors for
      the Corporation for the fiscal year ending
      December 31, 1996.
        FOR                                     AGAINST                                     ABSTAIN
           -----------------------------------         -----------------------------------          --------------------------------


                  (Continued and to be signed on other side)